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To:       Bonus Eligible Associates
From:     Bill Rice
Date:     May 23, 2000
Subject:  Fiscal Year 2001 Bonus Plan


Executive Summary

I am pleased to announce the Airgas Fiscal Year 2001 Bonus Plan. The plan is similar to the Fiscal Year 2000 plan, but with some modifications.

The changes to the plan have resulted in a plan that better aligns the bonus program with our strategic plans and the emphasis placed on the need to grow sales in general and sales of Radnor brand products in particular.

After reviewing the plan, please sign the last page, the "Associate Acknowledgment," and return it to your Human Resources Department. This acknowledgment is required for your participation in the plan.

What's Different

1.   What We Are Eliminating:

     O Cap on bonus plan payouts - this now means that your bonus plan payout is only limited by your achievements and that of your company and Airgas as a whole.
     O Requirement that FY '01 EPS exceed that of FY '00 before a payout can be made.
     O The 120% achievement cap placed on debt repayment.

2.   What We Are Changing:

     O Increasing the emphasis placed on achieving your company's business plan financial goals and reducing the emphasis placed on Airgas consolidated results.
     O Airgas Consolidated Financial Factor is being changed to one measurement, Earnings Per Share (EPS). This is being done to simplify the bonus plan and to focus on one critical measurement.
     O How debt repayment achievement is calculated.
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     O Weightings for Company Financial Factors.  They will now be
       EBITDA - 55% (PBT had been 60%), Debt Repayment - 25% (had been 30%) and Sales Growth - 20% (Gross Profit Dollar Growth had been 10%).
     O The "One Airgas" factors to those that are critical to our success in FY '01. These factors will now be incorporated into Accountabilities and will no longer be a separate portion of the Plan. Therefore, the weightings for the Accountabilities portion of the Plan have increased.
     O The bonus payout schedule. It only applies to region company performance. Additionally, we have changed the schedule to smooth out the curve. The minimum payout will now be at 70% achievement rather than 71%.
     O Participation criteria. You must be an active associate at time of payment to be eligible for a bonus. For this past year, the participation criteria was to be an active associate as of the end of the fiscal year.
     O Sales associates who participate in the Management Bonus Plan will no longer participate in this Plan. They will have a separate plan that places more emphasis on sales growth.

See the applicable section of the Bonus Plan for details about these changes.

The Plan
--------

How much can I earn?  How does the plan actually work?

Based on your position, a bonus eligible associate has the opportunity to earn a percentage of his or her annual base salary (called your "targeted bonus opportunity"). This bonus is based upon the extent to which you, your company and Airgas achieve certain results by the end of the fiscal year. Depending on the combined performance of these three, your bonus can be more or less than your targeted bonus opportunity. Any bonus earned is paid annually and is paid no later than 75 days following the end of the fiscal year.

Financial calculations are done using year-end data and taking into account acquisitions, divestitures and other unusual non-recurring events that occur during the fiscal year.

The following sections explain the three bonus categories (Airgas Consolidated Financials, Company Financials and Accountabilities). See
Exhibit I for additional administration information about the plan.
If you have questions after reading about the plan, please talk to your Manager.
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Airgas Consolidated Financials
Overall Weighting - 30% of Your Bonus Opportunity

The weighting of this portion of the Plan has been reduced from 40% in FY '00 to 30% in FY '01. This was done to better reward you in those areas where your efforts have the biggest direct impact, your company. We changed this factor to one measurement, Earnings Per Share (EPS). This was done so that all our efforts are focused on the measurement that has the greatest impact on our stock price. Additionally, it simplifies this portion of the plan since we now have only one measurement whereas in the past we had three.


The factor measured under this portion of the plan and its weightings is:


Factor                   Weighting
------                   ---------

EPS                      100%

How do I calculate my bonus under this portion of the plan?

Achievement of this portion of the plan will be based on EPS (after bonus accruals). The following chart shows the percentage of your bonus you earn based on different EPS amounts achieved.

EPS                          % Payout

less than $0.53                  0%
$0.53 - $0.54                   10%
$0.55 - $0.56                   15%
$0.57 - $0.58                   25%
$0.59                           50%
$0.60                          100%
$0.61                          105%
$0.62                          110%
$0.63                          120%
$0.64                          130%
$0.65                          140%
$0.66                          150%

For each penny of EPS above $0.66, the bonus payout will increase 10%.

Assume the associate has a targeted bonus opportunity of $5,000 and EPS at the end of the fiscal year is $0.60, then

$0.60 EPS = 100% Achievement Percentage
30% x $5,000 x 100% = $1,500 (Bonus payment for this factor)
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Company Financials
Overall Weighting - 30% of Your Bonus Opportunity


The weighting under this portion of the Plan have increased from 25% in FY '00 to 30% in FY '01. This was done to better reward you where your efforts have the greatest impact. The factors measured under this portion of the plan and their weightings are:


Factor                                       Weighting
------                                       ---------

Earnings Before Interest ,                     55%
     Taxes, Depreciation and
     Amortization (EBITDA)
Debt Repayment                                 25%
Sales     Growth                               20%


How do I calculate my bonus under this portion of the plan?

Your company's actual EBITDA is taken as a percentage of planned
EBITDA as stated in your company's Fiscal Year 2001 Business Plan. This percentage is then multiplied by its weighting of 55%.

For debt repayment, actual debt repayment is taken as a percentage of planned debt repayment until achievement reaches 100%. For incremental achievement over 100%, achievement will be measured by the difference between actual and planned debt repayment divided by beginning debt plus total shareholder's equity ("equity"). This achievement percentage is then multiplied by its weighting of 25%.

For sales growth, we will be looking at the improvement in sales from Fiscal Year 2000 to Fiscal Year 2001 as compared to Plan. This achievement is then multiplied by its weighting of 20%.

All calculations are done using a same-store sales basis.

The following shows how the calculations are done:


For EBITDA, assume:

Actual FY '01 EBITDA = $2.1 million
Planned FY '01 EBITDA = $2 million
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  Actual EBITDA             2.1
--------------------- = ------------- = 105% achievement
  Planned EBITDA             2


105% achievement x 55% weighting = 58%


For Debt Repayment:

If achievement is less than 100% of plan, assume:

Actual FY '01 Debt Repayment = $7 million
Planned FY '01 Debt Repayment = $8 million

 Actual Debt Repayment         7
------------------------ = ------------ = 88% achievement
 Planned Debt Repayment        8


88% achievement x 25% weighting = 22%

Alternatively, if achievement is greater than 100% of plan, assume:

Actual FY '01 Debt Repayment = $10 million
Planned FY '01 Debt Repayment = $8 million
Beginning Debt + Equity = $200 million

      Actual - Planned Debt Repayment        10 - 8
1 +  -------------------------------- = 1 +  ------    = 101% achievement
       Beginning Debt + Equity                 200


101% achievement x 25% weighting = 25%

For sales growth, assume:

Actual FY '00 Sales = 80 million
Actual FY '01 Sales = $84.3 million
Planned FY '01 Sales = $84 million

  Actual Sales Growth     (84.3 - 80)
 --------------------- = ------------- = 108% achievement
  Planned Sales Growth     (84 - 80)


108% achievement x 20% weighting = 22%
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After doing the calculations, the result from each of the factors is added together. This sum (Achievement Percentage) is then compared against the Bonus Potential as shown on Exhibit II. The Bonus Potential (from Exhibit II) that corresponds to the Achievement Percentage is multiplied by 30% (weighting for this category) of your targeted bonus opportunity to determine the bonus to be paid.

Continuing with our above example (using the above-plan debt repayment example), assume the associate has a targeted bonus opportunity of $5,000:

58% + 25% + 22% = 105% Achievement Percentage
112.5% = Bonus Potential as shown on Exhibit II
30% x $5,000 x 112.5% = $1,688 (Bonus payment for this factor)


Accountabilities
Overall Weighting - 40% of Your Bonus Opportunity

The weighting for this portion of the Plan has increased from 25% in FY '00 to 40% in FY `01 since the "One Airgas" portion of the plan (introduced in FY '00) has been merged into this section.

Your manager will meet with you to develop a list of measurable objectives that you and he or she agree are important to your personal development needs and/or support our goal of becoming "One Airgas."

You must have the following two "One Airgas" Accountabilities included in this portion of the plan:

O Radnor brand product sales must be at least 10% of your company's total hardgood sales for fourth quarter FY `01.
O All required vendor code and part number standardization must be completed and approved within the time frames specified for your company.

When discussing your accountabilities with your manager, you and your manager will agree upon a weighting for each accountability. No accountability can be given a weighting of less than 20%. Therefore, the maximum number of Accountabilities you can have is five. The total of the weightings must equal 100%. All accountabilities should be clearly measurable and should represent "stretch" goals that are attainable yet challenging.

Included as Exhibit III [not filed] is an Accountabilities template. The template includes the worksheet used to document your Accountabilities.


How do I calculate my bonus under this portion of the plan?
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Radnor brand product sales must account for at least 10% of your company's total hardgoods sales in the fourth quarter of FY '01. If sales are at least 10%, then 100% achievement for this factor will be met. (This is an all-or-nothing component; there will be no payout under this factor if Radnor brand product sales do not reach the 10% threshold.)

Vendor code and part number standardization achievement will also be an all or nothing measurement. There will be no payout unless all required vendor code and part number standardization is fully completed and done on time.

For any other Accountabilities you may have under this portion of the plan, your manager will determine the degree to which you accomplished each of your accountabilities based on the measurement criteria established with you at the beginning of the fiscal year.

The extent to which you achieved/completed your first Accountability is then multiplied by its weighting. This is repeated for the remaining Accountabilities. The product (results) from each Accountability is added together. This sum is then multiplied by 40% of the associate's target bonus opportunity to determine the bonus earned under this portion of the plan.

The maximum achievement percentage for your Accountabilities, individually or as group, is 100%.


For example, assume an associate has been assigned the following
Accountabilities:

Accountability I: All vendor codes and hardgood part numbers must be standardized in CU and approved by December 30, 2000.

Weighting: 40%

Accountability II: Radnor brand products must be at least 10% of the company's hardgood sales for fourth quarter FY '01.
Weighting: 40%

Accountability III: Will prominently display and sell spools of Radnor brand solid wire as the store brand. This will be evidenced by Radnor brands solid wire sales accounting for at least 10% of total solid wire sales by March 30, 2001.
Weighting: 20%

At the end of the year, assume the company and associate have achieved:

Accountability I = 100% x 40% (weighting) = 40%
Accountability II = 100% x 40% (weighting) = 40%
Accountability III = 80% x 20% (weighting) = 16%
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40% + 40% + 16% = 96%

Assume that the associate has a target bonus opportunity of $5,000:

40% x $5,000 x 96% = $1,920 (Bonus payment for this factor)


What happens if the "One Airgas" factors do not apply to my position?

Your manager will then replace one or both of these factors (depending on which factors do not apply to you) and replace them with objective, measurable Accountabilities that apply to everyone in your department.

How It All Works

If you have any questions about the Plan, please talk to your Manager. He or she will be happy to answer your questions.
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                               EXHIBIT I

                            Administration


O An associate must be hired by December 31 of the current fiscal year (i.e., December 31, 2000) to be eligible to participate in this plan for the current fiscal year. A new hire's bonus opportunity will be pro-rated to reflect the number of months he or she was an associate of Airgas during the current fiscal year.

O An associate must be an active employee at time of payment to be eligible for a bonus. This payment will be made no later than 75 days following the end of the fiscal year.

O If an associate transfers from one Airgas company to another, his or her bonus calculation is based on the pro-rated time spent with each company. All calculations are done using year-end financial data. Accountabilities must be established by each company and performance measured against each group of accountabilities separately.

O If an associate is promoted during the fiscal year, new
  Accountabilities must be established to reflect the new position.

O If an associate is moved from a bonus eligible position to a non-bonus eligible position (or vice versa), the bonus calculation is pro-rated to represent the time worked by the associate as a bonus eligible employee. All calculations are done using year-end financial data.

O Bonus calculations are based on an associate's annual salary as of the last day of the fiscal year. However, if the associate is promoted (or demoted and the associate has had a reduction in salary) during the fiscal year, the calculation is done to reflect the pro-rated time spent in each position. All calculations are done using year-end financial data.

O If an associate is on a leave of absence at the end of the fiscal year, he or she will be eligible for a bonus provided that he or she returns to work as an active employee for at least one month within 13
  weeks of the end of the fiscal year.   Any bonus paid will be pro-
  rated based upon the length of time an associate was an active employee during the fiscal year. The calculation will be made using year-end financial data. The bonus payment will be made in the next regularly scheduled payroll cycle at the end of the associate's first month of employment following his or her leave of absence.
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O If an associate is on a leave of absence during the fiscal year and returns to active status during the year, he or she will be eligible for a bonus. Any bonus paid will be pro-rated based upon the length of time an associate was an active employee during the fiscal year. The calculation will be made using year-end financial data.

O Accountabilities (individually or as a group) cannot have an achievement greater than 100%.

O Those eligible for participation are listed below. However, for those below the level of Company President (or the equivalent), actual participation is determined by the associate's Company President; the Vice President, Gas Operations; the Vice President, Hardgoods; or the Vice President, Marketing, as applicable. (Sales management associates are not eligible to participate in this Plan. They are eligible to participate in the Sales Management Bonus Plan.)

          O    Company Presidents and their direct reports,
          O    Those designated by their Company President for participation,
          O    The Vice President, Gas Operations and his or her direct
               reports,
          O    The direct reports of those reporting to Vice President, Gas
               Operations,
          O    President, Eastern and Western Divisions,
          O    Eastern and Western Division staff,
          O    Vice President, Marketing and his or her direct reports and
          O    Those designated by the Vice President, Gas Operations; and
               Vice President, Marketing.

O Participants may be given the opportunity to elect to receive their bonus in stock, in lieu of cash. (If this option is made available at a later date, participants will receive additional information.)

O Nothing in this bonus plan changes an associate's at-will employment status.

O The Company reserves the right to modify or terminate this bonus plan or any of its components at its discretion.

O The Nominating and Compensation Committee, or its designate, is responsible for the administration of this plan.
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                              EXHIBIT II

                         Bonus Payout Schedule

This chart is used for the Company Financials portion of the bonus plan. The bonus potential is multiplied by the weighting for each
factor.   Note:  For each 1% achievement over 120%, the payout will be an additional 2.5%.

Achievement   Bonus
Percentage   Potential
        70%      20%
        71%      22%
        72%      24%
        73%      26%
        74%      28%
        75%      30%
        76%      32%
        77%      34%
        78%      36%
        79%      38%
        80%      40%
        81%      42%
        82%      44%
        83%      46%
        84%      48%
        85%      50%
        86%      54%
        87%      58%
        88%      62%
        89%      66%
        90%      70%
        91%      74%
        92%      78%
        93%      82%

Achievement   Bonus
Percentage   Potential
        94%      86%
        95%      90%
        96%      92%
        97%      94%
        98%      96%
        99%      98%
       100%     100%
       101%   102.5%
       102%     105%
       103%   107.5%
       104%     110%
       105%   112.5%
       106%     117%
       107%   119.5%
       108%     121%
       109%   123.5%
       110%     126%
       111%   128.5%
       112%     131%
       113%   133.5%
       114%     136%
       115%   138.5%
       116%     141%
       117%   143.5%
       118%     147%
       119%   148.5%
       120%     150%
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Exhibit III - Accountabilities template [not filed]

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ASSOCIATE ACKNOWLEDGMENT

I acknowledge that I have received a copy of the Fiscal Year 2001
Bonus Plan.  I further acknowledge that I understand that any Fiscal
Year 2001 bonus I may be eligible for will be determined by the provisions of this bonus plan.



______________________                            _______________
Associate Printed Name                            Date


______________________                            _______________
Associate Signature                               Airgas Company